Exhibit (d)(4)

September 15, 2010

Compensation Committee

Prospect Medical Holdings, Inc.

Suite 400

10780 Santa Monica Boulevard

Los Angeles, California 90025

Attention: David Levinsohn, Chairman

Re:          Merger Treatment of Company Stock Options

Gentlemen:

This letter agreement is delivered in connection with the proposed merger pursuant to the Agreement and Plan of Merger, dated as of August 16, 2010, among Prospect Medical, Ivy Holdings, Inc. and Ivy Merger Sub Corp. (the “Merger Agreement”).

I hereby confirm my understanding and agreement with Prospect Medical Holdings, Inc. that all of my “Company Stock Options” (as defined in the Merger Agreement) will be treated in the merger as provided in Section 2.1(d) of the Merger Agreement, and I hereby irrevocably consent to such treatment.

This letter agreement will expire and be of no further force or effect if Section 2.1(d) of the Merger Agreement is amended in a manner adverse to the holders of Company Stock Options or the Merger Agreement is terminated.

Very truly yours,

/s/ Samuel S. Lee

Samuel S. Lee

cc:           Ellen J. Shin